UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIONEER ILS INTERVAL FUND

(Name of Registrant(s) as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

To:

From: votemyproxy@equiniti.com.

Subject: Pioneer Funds – We Need Your Response!

PIONEER FUNDS

60 State Street

Boston MA 02110

Dear (First Name on Registration or if not applicable Shareholder),

The Special Meeting of Shareholders of the Pioneer Funds is scheduled to take place on March 27, 2025 at 11:00 a.m. Eastern Time. As a shareholder of one or more of the Pioneer Funds, you already received important proxy material requesting your vote to approve a proposal regarding the reorganization of each Pioneer Fund (each a “Fund” and together, the “Funds”) into a corresponding and newly-created Fund within the Victory Funds. Each reorganization is part of larger plans to integrate the advisory businesses of Amundi US and Victory Capital Management.

OUR RECORDS INDICATE THAT YOU HAVE YET TO VOTE ON THIS IMPORTANT PROPOSAL.

To vote, simply reply to this email with your last name and voting instructions (FOR, AGAINST or ABSTAIN). A proxy representative will confirm receipt and recording of your voting instructions accordingly. Remember, your vote is important enough to the outcome of the Special Meeting for us to be reaching out to you in hopes to receive your vote.

INVESTOR PROFILE:
Investor ID:	Security ID:
Fund Owned:
Shares:
City:	ZIP Code:

If you have additional questions or would like more information about the Special Meeting or the agenda, please call us at 800-488-8095. Representatives are available between the hours of 8:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday and 11:00 a.m. and 9:00 p.m. Eastern Time, Saturday and Sunday. At the time of the call, please reference the Investor ID listed above.

The proxy materials for the Special Meeting are available for your review at:

vote.proxyonline.com/pioneer/docs

Thank you for your attention to this matter and your consideration.

Sincerely,

Lisa M. Jones

President and Chief Executive Officer